Exhibit 10.1

AMENDMENT OF AWARDS

WHEREAS, GigOptix, Inc. (the “Company”) is granting to, and may in the future grant, David T. (“Tom”) Mitchell (“Recipient”) awards under the Company’s 2008 Equity Incentive Plan, as amended and restated (the “EIP”);

WHEREAS, all capitalized terms not otherwise defined herein shall be as defined in the EIP;

WHEREAS, the EIP in Section 7 provides that except as otherwise provided in an Award, in the event of a Covered Transaction in which there is an acquiring or surviving entity, (a) if an Award is not assumed by the acquiror or survivor in connection with a Covered Transaction or there is otherwise not a substitution of a new Award for the existing Award, the exercisability of the Award shall accelerate if the Award requires exercise and the delivery of shares shall accelerate for such Awards that are of Stock Units (including Restricted Stock Units), and the Award will terminate upon the consummation of the Covered Transaction, and (b) otherwise there shall be either an assumption or substitution of a new Award by the acquiror or survivor or an affiliate of the acquiror or survivor, but no provision for acceleration of the exercisability or delivery of shares; and

WHEREAS, the Administrator of the EIP would like to offer Recipient alternative vesting acceleration under the Award being granted or Awards to be granted as described below.

THEREFORE, THE COMPANY AND RECIPIENT AGREE AS FOLLOWS:

1. Notwithstanding any existing provisions of the EIP or the notice of grant of an Award to the contrary, in the event of a Covered Transaction in which the Award (the “Original Award”) is assumed or substituted for with an equivalent Award by the successor corporation or a parent or subsidiary of such successor corporation, then 100% of the remaining unvested Award shall become vested and immediately exercisable for the duration of the exercise period otherwise applicable to such Original Award prior to the assumption or substitution under the EIP or notice of grant of the Award if the Award requires exercise, and 100% of the remaining undelivered shares shall be delivered for such Awards that are of Stock Units (including Restricted Stock Units).

2. By virtue of this Amendment of Awards, the acceleration provided for in Section 1 shall apply both to Awards being granted by the Company, and to be granted in the future to Recipient, regardless whether the notice of grant of such future Awards specifically provides for such acceleration.

3. Recipient acknowledges that he has reviewed this Amendment, the notice of grant of Award and the EIP in full.

4. This Amendment shall be effective as of such date as both the Company and Recipient have signed it.

5. Recipient represents and warrants that he has full power to enter into this Amendment.

6. This Amendment, the notice of grant of Award (and any documents incorporated therein or attached thereto) and the EIP constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior understandings and agreements of the Company and Recipient with respect to the subject matter hereof, and may not be modified except by means of a writing signed by the Company and Recipient. Nothing in this Amendment (except as expressly provided herein) is intended to confer any rights or remedies on any persons other than the parties. Should any provision of this Amendment be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

7. This Amendment shall be binding upon the Company and Recipient as well as the successors and assigns (if any) of the Company and Recipient.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Amendment of Awards as of June 25, 2012.

COMPANY:

GIGOPTIX, INC.

By:	/s/ Avi Katz

Dr. Avi Katz

Title:	Chief Executive Officer

RECIPIENT:

David T. Mitchell

/s/ David T. Mitchell
(Signature)

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